Exhibit 23.5

Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 26, 2024, with respect to the combined financial statements of Galaxy REIT LLC incorporated by reference in Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-273803) and related Prospectus of Peakstone Realty Trust for the registration of  common shares, preferred shares, debt securities, depositary shares, warrants, purchase contracts, units, and guarantees of debt securities and of PKST OP, L.P. for the registration of debt securities.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

February 17, 2025